EXHIBIT A

                AGREEMENT AND PLAN OF MERGER



     THIS AGREEMENT AND PLAN OF MERGER ("Merger Agreement") is entered into on this ____ day of __________, 1999 by and between GLADSTONE RESOURCES, INC., a Washington corporation
("Gladstone-Washington") and GLADSTONE RESOURCES, INC., a
Delaware corporation (hereinafter referred to as "Gladstone-Delaware").

                      R E C I T A L S:

     WHEREAS, Gladstone-Washington is a corporation duly organized and existing under the laws of the State of Washington;

     WHEREAS, Gladstone-Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, on the date hereof, the authorized capital of Gladstone-Washington consists of Six Million (6,000,000) shares of common stock, no par value per share ("Gladstone-
Washington Common Stock"), of which ____________ shares are issued and outstanding;

     WHEREAS, on the date hereof, the authorized capital of Gladstone-Delaware consists of Ten Million (10,000,000) shares of common stock, par value $.001 per share ("Gladstone-Delaware Common Stock"), of which 100 shares are issued and outstanding and Five Million (5,000,000) shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors of Gladstone-Washington and Gladstone-Delaware have determined that it is advisable and in the best interests of each such corporation that Gladstone-Washington merge with and into Gladstone-Delaware upon the terms and subject to the conditions of this Merger Agreement for the purpose of effecting the reincorporation of Gladstone-Washington in the State of Delaware, and the respective Boards of Directors of Gladstone-Washington and Gladstone-Delaware have, by resolutions duly adopted, approved and adopted this Merger Agreement; and

     WHEREAS, the parties intend by this Merger Agreement to effect a "reorganization" under Section 368 of the Internal
Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the foregoing and
the representations, warranties and agreements contained
herein, the parties hereto agree as follows:
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                    A G R E E M E N T S:

     A. Merger. At the Effective Time (as hereinafter defined), Gladstone-Washington shall be merged with and into Gladstone-Delaware (the "Merger"). Gladstone-Delaware shall be the surviving corporation of the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and the separate corporate existence of Gladstone-Washington shall cease. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Washington. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

     B.   Governing Documents.

          1. The Certificate of Incorporation of Gladstone-Delaware as it may be amended or restated subject to applicable law, and as in effect immediately prior to the Effective Time, shall constitute the Certificate of Incorporation of the Surviving Corporation without further change or amendment until thereafter amended in accordance with the provisions thereof and applicable law.

          2. The Bylaws of Gladstone-Delaware as in effect immediately prior to the Effective Time shall constitute the Bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable law.

     C. Officers and Directors. The persons who are officers and directors of Gladstone-Washington immediately prior to the Effective Time shall, after the Effective Time, be the officers and directors of the Surviving Corporation, without change until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and applicable law.

     D. Rights, Privileges, Etc. At the Effective Time, the separate corporate existence of Gladstone-Washington shall cease, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public or private nature and be subject to all the restrictions, disabilities and duties of Gladstone-Washington; and all the rights, privileges, powers and franchises of Gladstone-Washington on whatever account, as well for share subscriptions and all other things in action, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as the same were of Gladstone-Washington, and the title to any real estate vested by deed or otherwise shall not revert or be in any way impaired by reason of the Merger, but all rights of creditor and liens upon any property of Gladstone-Washington shall be reserved unimpaired, and all debts, liabilities and duties of Gladstone-Washington shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it; provided, however, that such liens upon property of Gladstone-Washington will be limited to the

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      property affected thereby immediately prior to the
Merger. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Gladstone-Washington, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation, its shareholders, Board of Directors and committees thereof, respectively, and shall be as effective and binding thereon a the same were with respect to Gladstone-Washington.

     E. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          1. Each share of Gladstone-Washington Common Stock outstanding immediately prior to the Effective Time shall, except as provided in Section 8 hereof, be converted into, and shall become, one fully paid and nonassessable share of Gladstone-Delaware Common Stock.

          2. Each share of Gladstone-Washington Common Stock held in the treasury of Gladstone-Washington immediately prior to the Effective Time shall be automatically converted into one share of Gladstone-Delaware Common Stock, which shares shall continue to be retained and held by Gladstone-Delaware in the treasury thereof.

          3. Each option, warrant, purchase right, convertible debt instrument or other security of Gladstone-Washington issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be an identical security of Gladstone-Delaware, and the same number of shares of Gladstone-Delaware Common Stock shall be reserved for purposes of the exercise of such option, warrant, purchase right, convertible debt instrument or other securities as is equal to the number of shares of Gladstone-Washington Common Stock so reserved at the Effective Time; and

          4. Each share of Gladstone-Delaware Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made with respect thereto, and such shares shall resume the status of unauthorized and unissued shares of Gladstone-
     Delaware Common Stock.

     F. Stock Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Gladstone-Washington Common Stock shall be deemed for all purposes to evidence ownership of, and to represent shares of, Gladstone-Delaware Common Stock into which the shares of Gladstone-Washington Common Stock formerly represented by such certificates have been converted as herein provided. The registered owner on the books and records of Gladstone-Washington or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting or other rights with respect to and to receive

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     any dividends and other distributions upon the shares
of Gladstone-Delaware Common Stock evidenced by such outstanding certificate as above provided.

     G.   Other Employee Benefit Plans.  As of the Effective
Time, the Surviving Corporation hereby assumes all obligations of Gladstone-Washington under any and all employee benefit plans in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time.

     H.   Dissenting Sharholders.

          1. Notwithstanding the provisions of Section 5.a. hereof, any outstanding shares of Gladstone-Washington Common Stock held by a shareholder who shall have elected to dissent from the Merger and who shall have exercised and perfected his right to dissent with respect to such shares in accordance with Chapter 23B.13 of the Washington Business Corporation
     Act (a "Dissenting Shareholder") shall not be converted into shares of Gladstone-Delaware Common Stock as a result of the Merger, but such Dissenting Shareholders shall be entitled to receive in lieu thereof only such consideration as shall be provided in such Chapter 23B.13, except that shares of Gladstone-Washington Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting
     Shareholder who shall thereafter withdraw his election to dissent from the Merger or lose his right to dissent from the Merger as provided in such Chapter 23B.13 shall be deemed converted, as of the Effective Time, into such number of shares of Gladstone-Washington Common Stock as such holder otherwise would have been entitled to receive as a result of the Merger.

          2. Gladstone-Delaware hereby agrees that it may be served with process in the State of Washington in any proceeding to enforce any obligation or the rights of a Dissenting
     Shareholder arising from the Merger. Gladstone-Delaware appoints the Secretary of State of Washington as its agent to accept service of process for any such proceeding and a copy of such process shall be mailed by the Secretary of State of the State of Washington to Gladstone-Delaware at 3500 Oak Lawn, Suite 590, LB 49, Dallas, Texas 75219,
     Attention:  Corporate Secretary.

     I. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     J. Amendment. Subject to applicable law and subject to the rights of Gladstone-Washington's shareholders further to approve any amendment which would have a material adverse effect on such shareholders, this Merger Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

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     K.   Deferral or Abandonment.  At any time prior to the
Effective Time, this Merger Agreement maybe terminated and the Merger may be abandoned or the time of consummation of the Merger may be deferred for a reasonable time by the Board of Directors of either Gladstone-Washington or Gladstone-Delaware or both, notwithstanding approval of this Merger Agreement by the shareholders of Gladstone-Washington or the stockholders of Gladstone-Delaware, or both, if circumstances arise which, in the opinion of the Board of Directors of Gladstone-Washington or Gladstone-Delaware, make the Merger inadvisable or such deferral of the time of consummation thereof advisable.

     L. Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall constitute an original document but all of which together shall constitute one and the same Agreement.

     M. Further Assurances. From time to time, as and when required or requested by either Gladstone-Washington or Gladstone-Delaware, as applicable, or by its respective successors and assigns, there shall be executed and delivered on behalf of the other corporation, or by its respective successors and assigns, such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving
Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchise and authority of Gladstone-Washington and otherwise to carry out the purposes of this Merger
Agreement, and the officers and directors of each corporation are fully authorized in the name and on behalf of such corporation or otherwise, to take any and all such action and to execute and deliver any and all such deeds, assignments and other instruments.

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     IN WITNESS WHEREOF, Gladstone-Washington and Gladstone-
Delaware have caused this Merger Agreement to be signed by their respective duly authorized officers and delivered this ___ day of _______________, 1999.

                              GLADSTONE RESOURCES, INC.,
                              a Washington corporation


                              By:________________________________
                              Name:  Johnathan M. Hill
                              Title: Chief Executive Officer

                              GLADSTONE RESOURCES, INC.
                              a Delaware corporation


                              By:_________________________________
                              Name:  Johnathan M. Hill
                              Title: Chief Executive Officer

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